UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HEWLETT-PACKARD COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Raymond J. Lane Chairman of the Board	Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com

March 10, 2011

Dear Fellow Stockholder:

On November 1, 2010 I began my proud service as the independent, non-executive Chairman of the Board of Hewlett-Packard Company.  I am writing in connection with our upcoming annual meeting of stockholders to express our vehement disagreement with ISS Proxy Advisory Services’ voting recommendations on certain director nominees and on the advisory vote on executive compensation – and to urge you, for the reasons set forth below, to support HP and vote FOR on each of these items.

As you know, in January 2011, we effected a transformation of HP’s Board of Directors, including adding five outstanding women and men to our Board to help move HP forward.  ISS Proxy Advisory Services is critical of our process for doing so and is recommending against the re-election of three of our other highly qualified director nominees as a result.  ISS is also recommending against our advisory vote on executive compensation.  As described below, we believe ISS’ recommendations are fundamentally flawed.

All of our director nominees are outstanding Board members.  As we disclosed in the proxy materials previously provided to you, the nominees unanimously approved by the Board include five individuals who became directors in January 2011.  Each of these individuals, all of whom are independent under ISS’ own classification, NYSE rules and our own independence standards, is very experienced and well qualified to serve HP effectively, including several with significant industry experience.  Notwithstanding the fact that we added these five highly qualified, world-class directors to enhance our Board, ISS has, without a reasonable basis to do so, taken issue with the process employed to identify them.

The process for identifying these world class directors complied with Company rules and procedures and yielded the desired results.  All of our Board nominees have been subject to the same robust vetting process that has been used to identify and evaluate previous director candidates—consistent with the Nominating and Governance Committee charter, our bylaws and our corporate governance guidelines.  This year, in light of the change of our CEO and Board leadership, the Board recognized the need to add “fresh” perspectives and a broader industry experience to its deliberations.  Accordingly, the Board formed an informal ad hoc committee of directors to work together to identify and facilitate the review of potential candidates for consideration by the Nominating and Governance Committee and the full Board.  That group of directors, comprised of myself as the new Chairman of the Board, two other independent directors and our new CEO, did just that—identify potential candidates.  This committee did not select, appoint or nominate any Board members.  This process was perfectly legal, did not in any way violate the charter of HP’s Nominating and Governance Committee (ISS’ assertion to the contrary is simply wrong) and constituted perfectly sound corporate governance (there is no provision in ISS’ guidelines that says otherwise, absent ISS’ after-the-fact assertions).  I would add, too, that our process was eminently sensible.  We believe this process effectively leveraged the extensive industry contacts of our Board members and resulted in truly exceptional additions to our Board.

ISS’ complaint has no merit.  The heart of ISS’s complaint is that the involvement of our CEO on the ad hoc committee was, in its view, poor corporate governance since, again in ISS’ view, it raises the spectre of a CEO influencing the selection of new independent directors.  In this case, however, ISS’ concerns are completely ill founded and not based in reality.  Its recommendations are therefore unreliable and should be given no credence.  In making your voting decision for directors, we ask you to consider the following facts:

•                  The ad hoc committee had no power to select, appoint or nominate any director – it served effectively to collect names and augment the pool of candidates, equivalent in many respects to a search firm.

•                  The ad hoc committee had three other clearly independent, serious-minded, very capable and astute directors on it – none of whom had any close ties or allegiance to our new CEO.

•                  HP disclosed the existence and function of the ad hoc committee in its proxy statement and also disclosed its historical practice of considering candidates identified from various sources including other board members.

•                  The work of the ad hoc committee was led by me, and the new CEO had no say or power over it, and had no means of influencing any other member, other than based on the merit of what he had to say.

•                  In the end, all candidates had to pass muster with the Nominating and Governance Committee – and did – before being presented to the full Board for consideration as director nominees.  There was no circumvention of the role of the Nominating and Governance Committee – consistent with its charter, that committee reviewed, approved and recommended the candidates that were ultimately approved by the full Board.

•                  The fact that the CEO knew – and talked with – some director candidates provides no basis for implying that those directors will not be objective or independent in overseeing the CEO.  There was and is no cronyism on the HP Board.  ISS’ attempt to raise the spectre of cronyism in HP’s director selection process is completely unsupported and unsupportable.  We respectfully submit that most, if not all, other companies, large and small, public and private, involve the CEO in the identification and vetting process for new director candidates.  Despite what ISS purports to believe, that is reality and constitutes good governance.  In fact, given the unique circumstances facing HP, exclusion of the new CEO from this process would have detracted from our efforts to transform the Board into the leading industry-savvy Board that it has become.

2

Given the above, where is the lapse in governance that ISS complains about?  Our Board’s self-initiated transformation was a transparent act of effective corporate governance, undertaken in furtherance of the interests of HP and its stockholders.  ISS’ recommendation that stockholders should vote against the members of HP’s Nominating and Governance Committee when that committee was responsible for the nomination of the five new independent, highly qualified and world class directors represents a profound lack of judgment on ISS’ part and should not be followed by anyone who wishes HP to succeed in the years to come.  Ask yourself this simple question about the facts presented:  “Here is what HP was trying to do, here is how it did it, and here is what it achieved – does it make sense?”  We believe that the answer can only be a resounding “Yes” both as a matter of corporate governance and common sense.  I am personally proud that HP’s Board took the bold action that it did, and would respectfully request that you vote FOR all directors as the Board has recommended.

We have a “pay-for-performance” philosophy that forms the foundation of all decisions regarding executive compensation.  Our “pay-for-performance” philosophy, and the program structure approved by our HR and Compensation Committee, is central to our ability to attract, retain and motivate individuals who can achieve superior financial results.  The employment agreement entered into with our new CEO, which is consistent with our pay-for-performance philosophy, was negotiated at arms-length and was unanimously approved by our board, including the independent members of the board’s HR and Compensation Committee, after consideration of independent advice.  Our proxy materials provide extensive and detailed disclosures about the compensation of our executives.  Notwithstanding this full disclosure which is consistent with HP’s historical practice, ISS recommends that stockholders vote against our executive compensation proposal to “send a signal” to the Board that they are “monitoring the situation closely”.  We expect and encourage our stockholders to review carefully our disclosures about executive compensation, we are confident that you will find them complete and informative and we believe that you should reject ISS’ flawed recommendation and vote FOR that proposal.

Your vote is important.  Our  Board unanimously recommends that you vote FOR ALL of the nominees for director in Proposal 1 and that you vote FOR Proposals 2, 3, 5 and 6, and 1 YEAR on Proposal 4.

Thank you for your ongoing support of, and continued interest in, Hewlett-Packard Company.

Sincerely,

/s/ RAYMOND J. LANE
Raymond J. Lane
Chairman of the Board

3

HP Response to Media Inquiries About Recommendations Made by ISS Proxy Advisory Services

HP has strong and robust governance practices. We believe that ISS’s recommendation is based on their misinterpretation of the process that HP employed in identifying, selecting and nominating our directors. We do not believe that it would be in the best interests of HP’s stockholders to lose the service of the experienced and dedicated Board members who have been delegated primary responsibility for establishing and maintaining those governance practices and who, by any standard, have carried out their obligations in a fully compliant manner.